Exhibit 99.1

Array Technologies Announces Departure of Chief Financial Officer

Chief Financial Officer, Kurt Wood, will step down from his position effective June 30, 2024

ALBUQUERQUE, N.M., June 10, 2024 – Array Technologies (NASDAQ: ARRY) (“Array” or “the “Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, announced today that its Chief Financial Officer, Kurt Wood, will be stepping down from his position at the end of the second quarter to pursue other business interests.

“On behalf of Array Technologies, I want to thank Kurt for his impact on the Company during his tenure. Kurt came into Array and he continued to improve the company’s finance organization in terms of people, process, and systems,” said Array Technologies’ Chief Executive Officer, Kevin G. Hostetler. “As a company, this resulted in improvement to Array’s control framework, an acceleration of the monthly close process, and increased structure and rigor around the cash collection processes. We wish him all the best in his future endeavors.”

Mr. Wood commented, “I’m proud to have been a part of Array and the contributions I was able to make while I was at the Company. I remain confident in the caliber and strength of the global finance team. Array is well positioned to continue providing reliable and innovative solar tracking solutions that will move the industry forward.”

The Company has commenced a formal search for a new chief financial officer and Kurt will stay on as a consultant through the end of the third quarter (September 30, 2024) to support the transition period.

About Array

Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission, and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Forward Looking Statements

This press release contains forward-looking statements. These statements are not historical facts but rather are based on Array’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors.

Media Contact:

Karen Rand

505-314-6901

karen.rand@arraytechinc.com

Investor Relations Contact:

Array Technologies, Inc.

Investor Relations

investors@arraytechinc.com